Exhibit 99.1

JPMorgan Chase & Co.
Political Contributions Statement

JPMorgan Chase believes that responsible corporate citizenship demands a strong commitment to a healthy and informed democracy through civic and community involvement. Meaningful involvement requires JPMorgan Chase to be an effective participant in the legislative and regulatory process and to support the electoral process by making prudent political contributions. Our business is subject to extensive laws and regulations at the federal and state levels, and changes to such laws can significantly affect how we operate, our revenues and the costs we incur. Because of the potential impact public policy can have on our businesses, employees and communities, we proactively engage in the political process in order to advance and protect the long-term interests of the Firm and its constituents.

Political Contributions and Legislative Lobbying

JPMorgan Chase is regularly involved in a number of legislative and regulatory initiatives in a broad spectrum of policy areas that could significantly affect our operations and results. We regularly express our views and concerns to public officials. Our objectives include monitoring current legislative activities, analyzing trends, and supporting and promoting advancement of public policies to benefit the Firm and its constituents over the long term.

Federal political contributions to candidates, political party committees and political action committees are made by the Firm's political action committees (PACs), which are not funded by corporate funds, but are supported entirely by voluntary contributions made by employees. At the state level, the Firm from time-to-time makes political contributions to candidates and political parties where permitted by law. Generally, we look to support candidates and parties or committees whose views on specific issues are consistent with the Firm's concerns and long-term goals and/or who represent communities we serve. Additional criteria we consider when making specific decisions include elected leadership positions, legislative committee positions, and voting record.

Compliance and Oversight

All political activities conducted by or on behalf of the Firm are managed by the Government Relations and Public Policy department (Government Relations), headed by an Executive Vice President who is a member of our Executive Committee. The head of Government Relations is responsible for the department's policies, activities and legal compliance, upon advice of the Firm's legal counsel and Compliance Department and subject to oversight by the Public Responsibility Committee. Government Relations regularly reports its activities to the Public Responsibility Committee. The Public Responsibility Committee reviews the direction and allocation of resources by Government Relations, political contributions made by the Firm and PACs, and major lobbying priorities. This organization and leadership helps us focus the Firm's efforts on those public policy issues most pertinent to the long-term interests of the enterprise overall and to its clients and shareholders.

The JPMorgan Chase Code of Conduct requires that Government Relations review and approve all requests for Firm support of political events, political candidates and their campaigns, political parties, or political committees, all political contributions proposed to be made by or on behalf of the Firm, and all lobbying activities, including retention of outside lobbyists. The Firm's employees have the right to participate in the political process by making personal contributions from personal funds, subject to applicable legal limits. However, as stated in the Code of Conduct, employees cannot be reimbursed or otherwise compensated by JPMorgan Chase for any such contributions. All employees are required to comply with the Code of Conduct and any Firm policies applicable to their business unit, such as those relating to Municipal Securities Rulemaking Board Rule G-37 in connection with the Firm securing municipal securities business.

JPMorgan Chase is fully committed to complying with all applicable laws concerning political contributions, including laws requiring public disclosure of such contributions. Contributions made by the PACs are, as required by law, reported in filings with the Federal Election Commission and the relevant State election commissions and are publicly available. Corporate political contributions at the state level are publicly disclosed by us or by the recipient in accordance with applicable state and local law.